Notice of Award of Performance Share
Units and Performance Share Unit
Agreement (Standard International)
Harley-Davidson, Inc.
or Subsidiaries

ID: 39-1805420

[Participant Name]                        [Grant Type]
[Signed Electronically]                        Plan: 2014 Incentive Stock Plan
Acceptance Date: [Acceptance Date]                ID:    [Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted [Number of Performance Share Units Granted] Performance Share Units with respect to shares of Common Stock of Harley-Davidson, Inc. (“HDI” and, together with its Subsidiaries, the “Company”). This grant is made under HDI's 2014 Incentive Stock Plan (the “Plan”).

Net Income. The performance measure that will determine the number of Shares as to which you will receive a payment in respect of 42.5% of your Performance Share Units (“Net Income Performance Share Units”) will be the Company’s aggregate Net Income for the year in which the Grant Date occurs and the following two years. “Net Income” shall mean consolidated net income from continuing operations. “Target Aggregate Net Income” shall mean the aggregate Net Income for such period as reflected in the Company’s strategic plan approved by the Board of Directors of the Company as of the Grant Date.

The number of Net Income Performance Share Units earned will be as follows:

Aggregate Net Income at 70% of Target Aggregate Net Income = 50% Net Income Performance Share Units
Aggregate Net Income at 100% of Target Aggregate Net Income = 100% Net Income Performance Share Units
Aggregate Net Income at 102.5% of Target Aggregate Net Income = 200% Net Income Performance Share Units
Aggregate Net Income at 105% of Target Aggregate Net Income = 300% Net Income Performance Share Units

No Net Income Performance Share Units will be earned if aggregate Net Income is less than 70% of Target Aggregate Net Income. The number of Net Income Performance Share Units earned will be interpolated between (i) 50% Net Income Performance Share Units and 100% Net Income Performance Share Units for aggregate Net Income between 70% and 100% of Target Aggregate Net Income, (ii) 100% Net Income Performance Share Units and 200% Net Income Performance Share Units for aggregate Net Income between 100% and 102.5% of Target Aggregate Net Income and (iii) 200% Net Income Performance Share Units and 300% Net Income Performance Share Units for aggregate Net Income between 102.5% and 105% of Target Aggregate Net Income.

ROIC. The performance measure that will determine the number of Shares as to which you will receive a payment in respect of 42.5% of your Performance Share Units (“ROIC Performance Share Units”) will be the three year average HDMC ROIC for the year in which the Grant Date occurs and the following two years. “HDMC ROIC” shall mean the sum of the quotient obtained by dividing (i) HDMC Net Operating Income After Tax by (ii) HDMC Invested Capital for each year in the performance period, divided by the number of years in the performance period. “HDMC Net Operating Income After Tax” shall mean the amount of operating income of HDMC reduced for taxes for the relevant year in the performance period. “HDMC Invested Capital” shall mean the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding accumulated other comprehensive income or loss for pension and post-retirement plans, for the relevant year in the performance period. “HDMC” shall mean Harley-Davidson Motor Company. “Target ROIC” shall mean the average HDMC ROIC for such period as reflected in the Company’s strategic plan approved by the Board of Directors of the Company as of the Grant Date.

The number of ROIC Performance Share Units earned will be as follows:

Average HDMC ROIC at 70% of Target ROIC = 50% ROIC Performance Share Units
Average HDMC ROIC at 100% of Target ROIC = 100% ROIC Performance Share Units
Average HDMC ROIC at 102.5% of Target ROIC = 200% ROIC Performance Share Units
Average HDMC ROIC at 105% of Target ROIC = 300% ROIC Performance Share Units

No ROIC Performance Share Units will be earned if average HDMC ROIC is less than 70% of Target ROIC. The number of ROIC Performance Share Units earned will be interpolated between (i) 50% ROIC Performance Share Units and 100% ROIC Performance Share Units for average HDMC ROIC between 70% and 100% of Target ROIC, (ii) 100% ROIC Performance Share Units and 200% ROIC Performance Share Units for average HDMC ROIC between 100% and 102.5% of Target ROIC and (iii) 200% ROIC Performance Share Units and 300% ROIC Performance Share Units for average HDMC ROIC between 102.5% and 105% of Target ROIC.

New Riders. The performance measure that will determine the number of Shares as to which you will receive a payment in respect of 15% of your Performance Share Units (“New Rider Performance Share Units”) will be the New Rider Percentage for the period beginning November 1 of the year following the year in which the Grant Date occurs and ending October 31 of the following year. “New Rider Percentage” shall mean the percentage of retail sales of new Harley-Davidson motorcycles in the U.S. purchased by new riders as reflected in the R. L. Polk & Co. Migration Database.

The number of New Rider Performance Share Units earned will be determined based on a scale approved by the Human Resources Committee of the Board of Directors of the Company on the Grant Date as reflected in minutes of the Committee.

No New Rider Performance Share Units will be earned if the New Rider Percentage is less than the threshold New Rider Percentage that the Committee approved as reflected in such minutes. The maximum number of New Rider Performance Share Units earned will be 300% of the New Rider Performance Share Units.

Any Performance Share Units that are earned based on performance will be earned on the date that the Administrator certifies the achievement of the applicable level of performance. Any Performance Share Units that are not earned on such date shall be forfeited.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Performance Share Units.

The Performance Share Units are granted under and governed by the terms and conditions of the Plan and this Performance Share Unit Agreement including Exhibit A. Additional provisions regarding your Performance Share Units and definitions of capitalized terms used and not defined in this Performance Share Unit Agreement can be found in the Plan.

HARLEY-DAVIDSON, INC. and Subsidiaries

Vice President and Controller

Exhibit A to Performance Share Unit Agreement

Termination of Employment: (1) If your employment with the Company and its Affiliates is terminated prior to the third December 31 following the Grant Date for any reason other than death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will forfeit any Performance Share Units as of the date your employment is terminated. (2) If you cease to be employed by the Company and its Affiliates prior to the third December 31 following the Grant Date by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will receive a portion of the number of Performance Share Units that you would have received had you not ceased to be employed by the Company and its Affiliates, which portion will be equal to such number of Performance Share Units multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), and the denominator of which is the number of Months from the Grant Date to the third December 31 following the Grant Date, and you will forfeit any remaining Performance Share Units. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Common Stock of HDI underlying your Performance Share Units. You will not receive cash payments relating to any dividends and other distributions paid with respect to the Shares underlying your Performance Share Units at the time of the payment date of the dividend or other distribution. If, however, any dividends or distributions with respect to the Common Stock of HDI underlying your Performance Share Units are paid in Shares rather than cash, you will be credited with additional Performance Share Units equal to the number of shares that you would have received had your Performance Share Units been actual Shares, and such Performance Share Units will be subject to the same risk of forfeiture and other terms of this Performance Share Unit Agreement as are the Performance Share Units that are granted contemporaneously with this Performance Share Unit Agreement. Amounts credited to you in the form of additional Performance Share Units will be settled (if vested) at the same time as the Performance Share Units with respect to which they were credited. Further, at the time Performance Share Units are settled, you will receive a dividend equivalent cash payment in respect of any dividends and other distributions paid in cash with respect to Shares for which the record date is on or after the Grant Date and before the settlement date which payment will be in an amount equal to the product of the number of Shares in respect of which payment will be made to you on settlement of your Performance Share Units and the total amount of dividends and other distributions paid in cash with respect to a Share during such period.

Settlement: Your Performance Share Units will be settled by delivery to you of a cash payment in respect of Shares on a one-for-one basis, with payment for one Share being made for each Performance Share Unit that you earn. As soon as practicable following the date on which the Performance Share Units are earned, the Company will make a cash payment to you equal to the product obtained by multiplying the Fair Market Value of a Share on the date your Performance Share Units are earned by the number of Performance Share Units that you have earned, plus any dividend equivalent amount due, which payment will be made in your local currency using the spot rate on the date your Performance Share Units are earned, less applicable withholding.

Tax Withholding: To the extent that your receipt of Performance Share Units, the vesting of Performance Share Units or your receipt of payments in respect of Performance Share Units results in income to you for federal or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Performance Share Units) an amount, and/or to treat you as having surrendered vested Performance Share Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this award through your Fidelity account. If you have not accepted this award within ninety (90) days following the Grant Date, the Performance Share Units granted herein shall be automatically forfeited. If you choose to accept this Performance Share Unit Agreement, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 2009 Incentive Stock Plan and the Harley-Davidson, Inc. 2004 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.